Exhibit 10.12

FORM OF INDEMNITY AGREEMENT

made as of [Date]

between

ADC Therapeutics SA

Biopôle
Route de la Corniche 3B
1066 Epalinges
Switzerland
(the “Company”)

and

[Covered Person]

[Address]
(the “Covered Person”)

(collectively the “Parties”)

PREAMBLE

WHEREAS

A.
The Covered Person has been elected as a member of the Board of Directors (a “Director”) or appointed as member of the management (an “Officer”) of ADC Therapeutics SA, a company constituted under the laws of Switzerland, having its corporate seat in Epalinges. For the avoidance of doubt, for purposes of this agreement, the functions and activities or omissions of the Covered Person as a member of a committee of the Board of Directors shall also be deemed functions, activities or omissions of such Covered Person as a Director.

B.	ADC Therapeutics SA is a biotechnology company, and its shares are listed on the New York Stock Exchange in the United States.

C.	The Covered Person is exposed to litigation risks arising from claims that may be brought against him or her in connection with his or her function as a Director or Officer.

D.
The articles of association of the Company (“Articles of Association”) provide that the Company shall indemnify and advance expenses to all Directors and Officers in the manner set forth therein and to the fullest extent permitted by applicable law.

E.
It is reasonable, prudent and necessary for the Company, in due consideration of the risks related to its activity and its position as a US stock-exchange listed company, to enter into this indemnity agreement (the “Agreement”) to contractually indemnify persons serving as Directors or Officers to the fullest extent permitted by the Articles of Association of the Company and the applicable law so that they will serve, or continue to  serve, in such capacity free from undue concern that they will not be so indemnified.

NOW, THEREFORE, the Company and the Covered Person hereby agree as follows:

1.	THIRD PARTY PROCEEDINGS

1.1
In connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, to which he or she was, is or is threatened to be made a party, or is otherwise involved, whether conducted by the Company or any other party, whether civil, criminal, administrative, investigative or other and whether formal or informal except for one initiated by the Covered Person to enforce the Covered Person’s rights under the Agreement (a “Proceeding”) involving the Covered Person, the Company shall indemnify the Covered Person if:

a)
he or she was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a Director or an Officer or a member of the Board of Directors or management of a direct or indirect subsidiary of the Company (an “Affiliate”); and

b)
he or she is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was an employee, agent or consultant of the Company or an Affiliate, or is or was serving at the request of the Company as a Director or Officer, against any expenses, including reasonable attorneys’ fees, court and administrative fees, related taxes and obligations of any nature whatsoever actually and reasonably incurred by him or her in any Proceeding, including judgments, damages, fines, other liability or claims, and amounts paid in connection with a settlement incurred by the Covered Person in connection with such Proceeding (the “Expenses”).

1.2
Any indemnification under this Agreement, other than advance payments (unless ordered by a court), shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is not excluded pursuant to Section 3.

2.	PROCEEDING IN THE RIGHT OF THE COMPANY

2.1
The Company shall indemnify the Covered Person against any Expenses if the Covered Person was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in favor of the Company by reason of the fact that the Covered Person is or was a Director, Officer, employee, consultant or agent of the Company or its Affiliates or is or was serving at the request of the Company as a Director, Officer, employee, consultant or agent of, or participant in, another corporation, partnership, joint venture, trust, or other enterprise.

2.2
As far as is permissible under applicable law, Expenses incurred in defending any Proceeding for which indemnification is permitted pursuant to this Agreement shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under this Agreement.

3.	NO INDEMNIFICATION

3.1	Section 1 and 2 above shall not apply, and any advanced Expenses shall be reimbursed by the Covered Person to the Company if:

a)
a competent court holds the Covered Person to be liable and concludes that the relevant actions or omissions giving rise to the Proceeding constitute fraud, dishonesty or an intentional or grossly negligent breach of the duties of the Covered Person under applicable law or under his terms of office or agreements with the Company including the obligation to act honestly and in good faith with a view to the best interests of the Company; or

b)
absent a judgment by a competent court as set forth under Section 3.1(a) above, it is prima facie apparent that the relevant actions or omissions giving rise to the Proceeding constitute fraud, dishonesty or an intentional or grossly negligent breach of the duties of the Covered Person under applicable law or under his terms of office or agreements with the Company.

3.2	Any determination shall be made, with respect to a Covered Person:

a)	by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; or

b)	by a committee of members of the Board of Directors designated by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; or

c)	if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or

d)	by the General Meeting of Shareholders.

To the extent that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against Expenses irrespective of any such prior determination.

3.3	Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

4.	NON-EXCLUSIVITY

4.1	The Agreement shall supplement the Covered Person’s terms of office and/or employment agreement with the Company as separately agreed with the Company.

4.2	The Agreement shall not limit the Covered Person’s reimbursement rights provided under statutory law and the Articles of Association.

5.	INDEMNIFICATION PROCEDURE

5.1	Should the Covered Person become aware of any Proceeding which could give rise to any entitlements under the Agreement, the Covered Person shall:

a)
as promptly as practicable (but in no event later than 20 business days of becoming so aware), notify the Company in writing of the existence of such a Proceeding, giving, as reasonably available at the time of such notice, reasonable details relating to the Proceeding, including the person(s) making (or threatening to make) the respective Proceeding, the circumstances leading to such a Proceeding, the cause of action for the Proceeding and the possible costs associated with the Proceeding;

b)
give to the Company and its professional advisers information and access to documents and records as the Company may reasonably request, except where such access would result in a loss of privilege, or would be adverse to the Covered Person’s interests or where the Covered Person is prevented by law from providing such access. In this connection, the Company shall be entitled to require the Covered Person to take such actions and give such information and assistance in order to avoid, mitigate, settle or defend the Proceeding as the Company may reasonably request;

c)
allow the Company upon its request, and following regular consultation with the Covered Person, to conduct such actions as the Company may deem appropriate in connection with any such Proceeding (including assuming the defense of such Proceeding). In this connection, the Covered Person shall give to the Company all assistance as the Company may reasonably require in the conduct of such actions (except in cases where taking such action is adverse to his legitimate and personal interests);

d)
make no admission of liability or enter into settlement discussions with any person in relation to any Proceeding without the prior written consent of the Company (which shall not be unreasonably withheld); and

e)	take all reasonable actions to mitigate any potential loss which may incur as a result of a Proceeding.

5.2
The Company shall be entitled to settle any Proceeding at its sole discretion and without the Covered Person’s prior written consent, except where the terms of the settlement would (i) impose any costs, expense, loss liability, damage, penalty or limitation on the Covered Person or (ii) cause damage to the Covered Person’s image or reputation. In each case of (i) and (ii) above, the Company may settle such Proceeding, provided that the Company obtains the Covered Person’s prior written consent, which the Covered Person shall not unreasonably delay or withhold. In all cases, the Company shall not settle any Proceeding before notifying the Covered Person of its intention and consulting with the Covered Person as to the terms of the proposed settlement. The Covered Person and the Company shall take all actions as may be necessary or advisable to effect such a settlement.

5.3
Notwithstanding the foregoing, the Covered Person and the Company shall take all actions as may be required to comply with the terms of any policy of a directors’ and officers’ liability insurance pursuant to Section 6.

5.4
Notwithstanding any provision of the Agreement to the contrary, and subject to reimbursement pursuant to Section 3, the Company shall advance to the Covered Person or pay directly, at the Company’s sole discretion, any Expenses actually and reasonably incurred by the Covered Person in connection with any Proceeding pursuant to Section 1 and 2 of the Agreement within 30 calendar days after the receipt by the Company of each statement requesting such advance from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free.

6.	LIABILITY INSURANCE

6.1
To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Covered Person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage in place for any Director or Officer.

6.2
If, at the time the Company receives notice from any source of a Proceeding to which the Covered Person is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all  necessary or desirable action to cause such insurers to pay, on behalf of the Covered Person, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

6.3
The Company shall indemnify the Covered Person for Expenses incurred by Covered Person in connection with any reasonable action brought by Covered Person for recovery under any insurance policy referred to in this Section 6 and shall advance to the Covered Person any Expenses actually and reasonably incurred by the Covered Person in connection with such action.

7.	SUBROGATION

7.1
In the event of payment under the Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.	NO DUPLICATION OF PAYMENTS

8.1
The Company shall not be liable under the Agreement to make any payment in connection with any Proceeding made against the Covered Person to the extent the Covered Person has otherwise actually received payment (under an insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.

9.	EFFECT OF TERMINATION OF SERVICE

9.1	The indemnification provided by this Agreement shall continue for any person who has ceased to be a Covered Person.

10.	BINDING EFFECT

10.1
The Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, amalgamation, consolidation or otherwise to all or substantially all of the business or assets of the Company, spouse, heirs, and personal and legal representatives. The Agreement shall continue in effect regardless of whether Covered Person continues to serve as a Director or Officer of the Company or of any other legal entity at the Board of Directors’ request.

10.2	The obligations of the Company under this Agreement are subject to applicable laws and the Articles of Association.

11.	AMENDMENTS

11.1	The Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in the Agreement may only be waived by a document signed by the party waiving such provision.

12.	SEVERABILITY

12.1
If any part or provision of the Agreement or the application of any such part or provision to any person or circumstance shall be held to be invalid, illegal or unenforceable on any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of the Agreement or the application of such part or provision to any other person or circumstances, and (b) the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required in this connection.

13.	APPLICABLE LAW AND JURISDICTION

13.1	The Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding the provisions on conflict-of-laws.

13.2
All disputes arising out of or in connection with the Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the courts at the domicile of the Company.

SIGNATURES

ADC Therapeutics SA

By:
Name:
Title:

[Covered Person]

By:
Name:
Title: